Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Cannabis Global, Inc. (the “Company”) on Form 1-A of our report dated December 14, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of August 31, 2021 and 2020, and the statements of operations, stockholders' deficit and cash flows for each of the two years ended August 31, 2021, and related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

November 16, 2022